UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2010

Kohlberg Capital Corporation
(Exact name of registrant as specified in its charter)

Delaware	814-00735	20-5951150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 MADISON AVENUE NEW YORK, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (212) 455-8300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On December 10, 2010, John M. Stack, Vice President of Kohlberg Capital Corporation (the “Company”) and a Managing Director of Katonah Debt Advisors, L.L.C., the Company’s wholly-owned portfolio company (“KDA”), resigned from his respective positions with the Company and KDA effective December 30, 2010.  Mr. Stack is resigning in order to retire.

(e)

2010 Performance-Based Cash Bonus Awards to Named Executive Officers

On December 10, 2010, the Company’s Board of Directors (the “Board) approved 2010 performance-based cash bonus awards to Dayl W. Pearson, the Company’s President and Chief Executive Officer; Michael I. Wirth, the Company’s Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary; E.A. Kratzman, the Company’s Vice President and President of KDA; R. Jon Corless, the Company’s Chief Investment Officer; and Mr. Stack (collectively, the “Named Executive Officers”).  Other than as noted below, the 2010 performance-based cash bonuses awarded to the Named Executive Officers did not exceed the target cash bonus amounts previously reported by the Company in its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission (the “SEC”) on May 28, 2010.  The 2010 performance-based cash bonus awards in excess of the previously reported target cash bonus amounts were as follows: Mr. Pearson – $500,000 (target performance-based cash bonus amount of $450,000); and Mr. Wirth – $400,000 (target performance-based cash bonus amount of $375,000).

Increase in Annual Independent Director Fees

In addition, effective as of January 1, 2011, the Board increased the annual fee payable to each of the members of the Board who are not “interested persons” of the Company within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended, as compensation for serving on the Board from $27,000 to $37,000.  In approving this increase, the Board considered director fees paid by other comparable business development companies.

Letter Agreement and Consulting Agreement with John M. Stack

In connection with Mr. Stack’s resignation, on December 10, 2010, KDA entered into a letter agreement (the “Letter Agreement”) with Mr. Stack. The Letter Agreement is effective as of December 30, 2010 and supersedes certain terms set forth in Mr. Stack’s existing employment agreement with KDA dated December 14, 2009  (the “Employment Agreement”) previously filed by the Company with the SEC. In addition, effective as of January 1, 2011, KDA entered into a consulting agreement (the “Consulting Agreement”) with Mr. Stack, pursuant to which Mr. Stack has agreed to provide certain consultancy services to KDA and the Company as further described below.

Letter Agreement

Under the terms of the Letter Agreement, Mr. Stack will continue to provide services to the Company and KDA on the terms set forth in the Employment Agreement until the effective date of his resignation. On such date, Mr. Stack will forfeit all of his 3,334 then unvested shares of restricted stock in the Company and the Company and KDA will cease to provide Mr. Stack with the employee benefits described in the Employment Agreement, other than COBRA health care continuation coverage if elected by Mr. Stack. Mr. Stack will be entitled to receive any bonus compensation earned in 2010 pursuant to the Employment Agreement, which will be payable in 2011 and no later than March 31, 2011.  The Company will continue to provide Mr. Stack with director’s and officer’s liability insurance coverage, on the same basis as is provided to other directors and officers of the Company, with respect to his service as an officer of the Company and KDA and relating to claims incurred prior to the effective date of his resignation.

Consulting Agreement

Under the terms of the Consulting Agreement, KDA will retain Mr. Stack as a consultant to provide services for KDA and the Company for a one-year period, subject to KDA’s right to extend the agreement for successive one-year terms on conditions (including amounts payable) that may differ from those currently set forth in the Consulting Agreement. Under the Consulting Agreement, Mr. Stack will be entitled to receive from KDA (i) an initial consultancy fee of $16,030 per month for a six-month period beginning on the effective date of the Consulting Agreement, (ii) a subsequent consultancy fee of $20,180 per month for each of the remaining six-months under the Consulting Agreement, and (iii) a lump sum payment of $20,000 on July 31, 2011, subject to Mr. Stack’s continued provision of consulting services under the Consulting Agreement through such date. The Consulting Agreement may be terminated by KDA for cause at any time or by Mr. Stack for any reason upon 10 days’ prior notice. If the Consulting Agreement is terminated by Mr. Stack or by KDA for cause, Mr. Stack will be entitled to receive only those amounts previously earned under the Consulting Agreement but unpaid as of the termination date.

Item 8.01. Other Events.

On December 13, 2010 the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document

99.1	Press Release issued by the Company dated December 13, 2010.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kohlberg Capital Corporation
(Registrant)

December 13, 2010	/s/ MICHAEL I. WIRTH
(Date)	Michael I. Wirth Chief Financial Officer